Exhibit 10.25.1

AMENDED AND RESTATED EQUITY PURCHASE AGREEMENT

This Amended and Restated Equity Purchase Agreement (this “Agreement”) is made as of March 25, 2022 (the “Effective Date”), by and among Cinedigm Corp., a Delaware corporation (“Buyer”), the members of the Company (as defined here) set forth on the signature page hereto (each a “Seller” and together, “Sellers”) and David Chu, solely in the capacity as representative of Sellers as set forth herein (the “Seller Representative” and together with Buyer and Sellers, the “Parties”).

WHEREAS, Sellers own all of the membership interests (the “Equity”) of Asian Media Rights, LLC, a New York limited liability company, d/b/a Digital Media Rights (“Target” or the “Company”);

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell and assign to Buyer, the Equity in return for cash and Common Stock (as defined herein) as set forth herein;

WHEREAS, Buyer and Sellers entered into that certain Equity Purchase Agreement dated as of January 4, 2022, as amended by that certain First Amendment dated as of February 15, 2022, and that certain Second Amendment dated as of March 14, 2022 (the “Original Agreement”); and

WHEREAS, Buyer and Sellers desire to amend and restate the Original Agreement as set forth herein.

Now, therefore, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the Parties agree as follows:

Section 1. Definitions.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or non-U.S. law.

“Agreement” has the meaning set forth in the preface above.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Broker” means any agent, broker, investment banker, financial advisor or other person.

“Broker’s Fee” means any financial advisory, broker’s, finder’s or similar fee or commission or reimbursement of expenses to a Broker.

“Business” means the media and entertainment business that consists of direct-to-consumer streaming television networks and social media channels, global content aggregation and distribution or digital video advertising networks.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preface above.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.3.

“Closing” has the meaning set forth in Section 2.5 below.

“Closing Certificate” means a certificate delivered by the Seller Representative stating (a) (i) the identity of any Person to whom payment of Transaction Expenses or repayment of any outstanding unpaid Indebtedness of the Company existing as of the Closing Date shall be made, (ii) the amounts payable to such Person, and (iii) wire transfer information for such Person and (b) (i) the name and address of each Seller, (ii) the Purchase Price payable to such Seller, and (iii) wire transfer information for such Seller.

“Closing Date” has the meaning set forth in Section 2.5 below.

“Closing Purchase Price” has the meaning set forth in Section 2.2.

“Closing Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means Class A Common Stock, par value $0.001 per share, of Buyer.

“Company” has the meaning set forth in the preface above.

“Company Real Properties” has the meaning set forth in Section 4.12.

“Confidential Information” means any information concerning the businesses and affairs of the Target that is not already available to the public.

“Controlling Members” has the meaning set forth in Section 6.2.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing; (b) deferred Tax assets; and (c) receivables from any of the Company’s Affiliates, members, managers, employees, or officers and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s Affiliates, members, managers, employees, or officers and any of their respective Affiliates, deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Disclosure Schedules” has the meaning set forth in Section 4.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other material employee benefit plan, program or arrangement of any kind in each case, that Target maintains, to which Target contributes or has any obligation to contribute on behalf of any current or former employee, officer or director, or with respect to which Target has any Liability.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental Laws” means, whenever in effect, all federal, state, local, and non-U.S. statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any hazardous materials, substances, wastes, chemical substances, mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, odor, mold, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Target for purposes of Code Section 414(b), (c), (m) or (o).

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“Filed Reports” has the meaning set forth in Section 3.1.

“Financial Statements” has the meaning set forth in Section 4.7 below.

“Fraud” means actual (and not constructive) fraud, consisting of an intentionally and knowingly false misrepresentation of material and existing fact by one Party to another Party in the making of the representations and warranties in Section 3 or 4, as applicable, made with the specific intent to deceive the complaining Party, upon which the complaining Party actually and justifiably relied to its detriment.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 6.4.

“Indemnifying Party” has the meaning set forth in Section 6.4.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, divisions, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, other source identifiers, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential, technical, and business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including in both source code and object code form, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Key Persons” means David Chu, Michael Hong and Tommy Lee.

“Law” means any applicable federal, state, local or foreign law, statute, ordinance, rule regulation, judgment, order, injunction, decree or agency requirement of any Governmental Authority.

“Lease” has the meaning set forth in Section 4.12.

“Legal Proceeding” means any private or governmental action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation pending or threatened, whether prior to or post-Closing and whether or not a contingent liability, arising or accruing from actions or activities prior to the Closing Date.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction).

“Limited Survival Representations” has the meaning set forth in Section 6.1.

“Losses” means any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, inquiries, suits, proceedings, assessments, audits, investigations, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor. In no event shall any Loss include punitive, special, incidental, consequential or indirect damages, except: (a) to the extent actually paid or payable to a third party; (b) Taxes; and (c) breaches of the covenants set forth in Section 5.3 (Confidentiality) and Section 5.4 (Covenant Not to Compete).

“Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of such Person and its subsidiaries, taken as a whole; or (b) the ability of such Person to consummate the Transactions on a timely basis; provided, however, that a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Person conducts its business, so long as such changes or conditions do not adversely affect the Person in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which it operates; (ii) any change in applicable Law or GAAP or interpretation thereof after the date hereof, so long as such changes do not adversely affect the Person in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which it operates; (iii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with a Person; (iv) any action permitted or required by the terms of this Agreement or any action taken (or omitted to be taken) at the request of, or with the consent of, Buyer; (v) any natural disaster or acts of God; or (vi) any epidemics, pandemics, disease outbreaks, or other public health emergencies (including the COVID-19 global pandemic) or any action taken by any Governmental Authority in response thereto.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4.7 below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4.7 below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4.7 below.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Net Working Capital Methodology” means the principles and methodologies for calculating the Closing Working Capital and Final Net Working Capital of the Company, an example of which is attached as Exhibit A.

“Order” means any judgment, writ, decree, directive, decision, injunction, ruling, award or order (including any consent decree or cease and desist order) of any kind of any Governmental Authority.

“Ordinary Course of Business” means, with respect to an action taken by any Person, an action that is consistent in nature, scope and magnitude with the past practices of such Person.

“Outstanding Payables” means the trade and other accounts payable listed on the attached Exhibit G.

“Party” or “Parties” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Post-Closing Purchase Price” has the meaning set forth in Section 2.2.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.1.

“Pro Rata Percentages” means the amount for each Seller set forth opposite such Seller’s name on Annex A, which amount may consist of (a) a combination of cash and Common Stock or (b) solely cash.

“Purchase Price” has the meaning set forth in Section 2.2 below.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.2(k).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Sellers” has the meaning set forth in the preface above.

“Seller Indemnified Party” has the meaning set forth in Section 6.2.

“Straddle Period” has the meaning set forth in Section 7.2.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Target” has the meaning set forth in the preface above.

“Target Working Capital” means $1,498,167.93.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any penalty for the failure to properly file any information return), including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 6.4.

“Transactions” means the transactions contemplated by this Agreement.

“Transaction Documents” means: (a) this Agreement; and (b) all other agreements, documents and instruments to be delivered in connection with the Transactions.

“Transaction Expenses” means all fees, expenses, costs, commissions, transaction bonuses or disbursements payable by Company or Sellers incurred in connection with the process of selling the Company or otherwise relating to the negotiation, preparation, or execution of this Agreement and the transactions contemplated hereby, including (a) all fees, expenses, costs, commissions or disbursements of any investment banker, advisor, attorney, accountant or other professional; (b) all fees and expenses associated with obtaining necessary or appropriate consents; and (c) all fees and expenses associated with obtaining the release and termination of any Liens.

“WARN Act” has the meaning set forth in Section 4.8 below.

1.1 Terms Generally. The definitions set forth or referenced in Section 1.1 and elsewhere in this Agreement, shall apply equally to both the singular and plural forms of the terms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. To the “Knowledge” of a Person means: (a) with respect to Sellers, “to the Knowledge of Sellers” means the actual knowledge of the Key Persons after reasonable inquiry; and (b) with respect to Buyer, “to the Knowledge of Buyer” means the actual knowledge of Gary Loffredo after reasonable inquiry of such Person’s direct reports.

Section 2. Purchase and Sale of Target Equity.

2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, the Equity for the consideration specified below in this Section 2.

2.2 Purchase Price.

(a) The purchase price for the Equity shall be an aggregate of $16,400,000 (Sixteen Million Four Hundred Thousand Dollars) which will be paid as follows: (A) $8,000,000 (Eight Million Dollars) shall be paid in cash at the Closing (the “Closing Purchase Price”) and (B) $8,400,000 (Eight Million Four Hundred Thousand Dollars) (the “Post-Closing Purchase Price” and together with the Closing Purchase Price, the “Purchase Price”) shall be paid, at Buyer’s option, in cash or Common Stock as follows: (i) $3,000,000 (Three Million Dollars) on the first anniversary of the Closing Date; (ii) $3,000,000 (Three Million Dollars) on the second anniversary of the Closing Date; and (iii) $2,400,000 (Two Million Four Hundred Thousand Dollars) on the third anniversary of the Closing Date. Any Post-Closing Purchase Price paid in Common Stock shall be valued at the volume weighted average price per share of the Common Stock on the Nasdaq Global Market (or any other market or exchange on which the Common Stock is then listed or quoted for trading) for the twenty (20) day trading period ending on the last trading day immediately preceding the applicable anniversary of the Closing Date and, if necessary, rounded up to the next full share; provided, however, that unless Buyer has obtained approval of its stockholders in accordance with Nasdaq Listing Rule 5635(a), in no event will the number of shares of Common Stock issuable pursuant to this Agreement exceed nineteen and 9/10 percent (19.9%) of the number of shares of Common Stock outstanding immediately prior to the execution of this Agreement; provided, further, that if Buyer is no longer trading on Nasdaq Global Market (or any other market or exchange on which the Common Stock could be listed or quoted for trading) the Post-Closing Purchase Price shall be paid entirely in cash. At the time of the issuance of any Post-Closing Purchase Price paid in Common Stock, Buyer shall direct its transfer agent to issue such Post-Closing Purchase Price paid in Common Stock to each Seller who is entitled to receive Common Stock in accordance with allocations provided to Buyer by Sellers at least three (3) Business Days in advance of the applicable anniversary of the Closing Date.

(b) On the Closing Date, Buyer shall deliver, or cause to be delivered, the Closing Purchase Price to Sellers pursuant to the delivery instructions set forth in Section 2.2 of the Disclosure Schedules.

2.3 Seller Representative Reserve.

(a) Notwithstanding anything to the contrary in this Section 2, at the Closing, Buyer shall deposit in an account designated by the Seller Representative, $300,000 (the “Seller Representative Reserve”), which amount shall be deemed to reduce the Closing Purchase Price otherwise payable at Closing under this Section 2 and which shall be held by the Seller Representative for the benefit of Sellers in accordance with this Section 2. The Parties agree to treat the Seller Representative Reserve as owned by Sellers in accordance with their Pro Rata Percentages and to file all Tax Returns on a basis consistent with such treatment.

(b) The Seller Representative Reserve may be applied as the Seller Representative, in his sole discretion after consultation with Michael Hong, determines appropriate to defray, offset or pay any charges, fees, costs, liabilities or expenses of the Seller Representative incurred in connection with the Transactions and the Transaction Documents. Sellers will not receive any interest or earnings on the Seller Representative Reserve and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will not be liable for any loss of principal of the Seller Representative Reserve other than as a result of his gross negligence or willful misconduct.

(c) The balance of the Seller Representative Reserve held pursuant to this Section 2.3, if any, shall be distributed to Sellers by the Seller Representative. Each Seller shall be deemed to have contributed an amount to the Seller Representative Reserve equal to such Seller’s respective Pro Rata Percentage of the Seller Representative Reserve. Notwithstanding the foregoing, the Seller Representative Reserve shall only be so distributed when the Seller Representative determines, in his sole discretion after consultation with Michael Hong, that such distribution is appropriate. Sellers agree that the Seller Representative is not acting as a withholding agent or in any similar capacity in connection with the Seller Representative Reserve and that the Seller Representative shall have no responsibility for tax reporting with respect to the ultimate distribution of any balance of the Seller Representative Reserve. None of Buyer or the Company or their respective Affiliates shall have any liability or responsibility to Sellers with respect to the Seller Representative Reserve or the actions and responsibilities of the Seller Representative contemplated by this Section 2.3, and Sellers shall seek distribution of the Seller Representative Reserve solely from the Seller Representative.

2.4 Closing Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At the Closing, the Closing Purchase Price shall be adjusted as follows either by (A) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.4(a)(ii)) is greater than the Target Working Capital, or (B) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital. The net amount after giving effect to the adjustments listed in this Section 2.4(a) shall be the “Closing Purchase Price”.

(ii) At least three Business Days before the Closing, the Seller Representative shall prepare and deliver to Buyer a statement setting forth Sellers’ good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in good faith and consistent with the Company’s past practices and the Net Working Capital Methodology. During such three-day period, Buyer shall review the Estimated Closing Working Capital Statement and related work papers and ask questions of the Seller Representative and the Company’s accountant during normal business hours regarding the same until the Parties mutually agree on the Estimated Closing Working Capital Statement. An example of the calculation of Closing Working Capital in accordance with the Net Working Capital Methodology is appended hereto as Exhibit A.

(b) Post-Closing Adjustment.

(i) As soon as practicable following the Closing Date (but not later than sixty (60) days after the Closing Date), Buyer shall prepare and deliver to the Seller Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in good faith in a manner consistent with the Estimated Closing Working Capital Statement and in accordance with the Net Working Capital Methodology. If Buyer fails to deliver the Closing Working Capital Statement within the sixty-day period, the Closing Working Capital set forth in the Estimated Closing Working Capital Statement shall be deemed final and binding on the Parties hereto.

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, the Seller Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Seller Representative, Sellers and Sellers’ accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s or the Company’s possession) relating to the Closing Working Capital Statement as the Seller Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not materially interfere with the normal business operations of Buyer or the Company.

(ii) Objection. On or prior to the last day of the Review Period, the Seller Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If the Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If the Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Seller Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and the Seller Representative, shall be conclusive and binding upon the Parties hereto.

(iii) Resolution of Disputes. If the Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then Buyer and the Seller Representative shall appoint by mutual agreement BDO USA, LLP (so long as BDO USA, LLP has no professional relationship with any of the Parties or their respective Affiliates), or if that firm is unwilling or unable to serve, Buyer and the Seller Representative will appoint another mutually acceptable independent accounting firm of recognized standing (which firm is not the regular auditing firm of any of the Parties or their Affiliates) (the appointed firm, the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve any amounts remaining in dispute (“Disputed Amounts”) only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement in accordance with the Net Working Capital Methodology. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. The Parties hereto agree that neither Buyer nor the Seller Representative shall communicate with the Independent Accountant without the knowledge of such other Party.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers from the Seller Representative Reserve to the extent of its balance, and thereafter shall be paid by Sellers based on their respective Pro Rata Percentages, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto.

(d) Payments of Post-Closing Adjustment. If the Closing Working Capital as reflected on the Closing Working Capital Statement (as is deemed final and conclusive in accordance with this Section 2.4, the “Final Net Working Capital”) exceeds the Closing Working Capital reflected on the Estimated Closing Working Capital Statement, then Buyer (or, at Buyer’s direction, the Company) shall pay promptly (and, in any event, within five (5) Business Days after the Final Net Working Capital has been established) to Sellers an amount in cash that is equal to such excess in accordance with each Seller’s Pro Rata Percentages and the payment instructions provided in the Closing Certificate. If the Closing Working Capital reflected on the Estimated Closing Working Capital Statement exceeds the Final Net Working Capital, then the Seller Representative shall pay promptly from the Seller Representative Reserve (and, in any event, within the five (5) Business Day period described above) to Buyer an amount in cash that is equal to such excess; provided that to the extent the Seller Representative Reserve does not include adequate funds to pay Buyer as set forth in this Section 2.4(d), any such shortfall amount shall be paid by Sellers based on their respective Pro Rata Percentages; provided further that the Controlling Members shall be liable to Buyer for any such amount that is not timely paid. Any payments shall be paid by wire transfer of immediately available funds to such account as is directed by Buyer or the Seller Representative, as the case may be.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.5 Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. at the offices of Buyer as soon as practicable and, in any event, within five (5) Business Days following the satisfaction or waiver of all of the conditions precedent set forth herein and at such other time or place as is mutually agreed by the Parties in writing (the “Closing Date”).

2.6 Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes Buyer, as applicable, may be required to deduct and withhold under any provision of federal, state, local, or foreign Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder. Sellers shall deliver (or cause to be delivered) to Buyer prior to Closing a certificate (or certificates), including without limitation and if applicable a Form W-9, in form satisfactory to Buyer and in compliance with applicable Treasury Regulations certifying that the Transactions are exempt from withholding under the Code.

2.7 Deliveries at Closing.

(a) At the Closing, Sellers will deliver to Buyer the following:

(i) Duly executed assignment documents assigning and transferring the ownership of record of the Equity in accordance with applicable Law.

(ii) The certificate required by Section 8.1(c).

(iii) Copies of the Third-Party Consents.

(iv) A certificate pursuant to Treasury Regulations Section 1.1445-2(b) duly executed by each Seller that he or she is not a foreign person within the meaning of Section 1445 of the Code.

(v) The agreements pursuant to which Target will acquire certain assets of Digital Orchard, LLC and Trinity Releasing, LLC, in the forms attached as Exhibit B.

(vi) Payoff letters for the Indebtedness of Target.

(vii) Executed employment agreement between the Company and David Chu in the form attached as Exhibit C.

(viii) Executed employment offer letter between the Company and Tommy Lee in the form attached as Exhibit D.

(ix) Executed consulting agreement between the Company and Michael Hong in the form attached as Exhibit E.

(x) All other agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, Buyer will deliver or cause to be delivered to Sellers, the Seller Representative or their designees, as the case may be, the following:

(i) To each Seller, wire transfers of his or her share of the Closing Purchase Price to which each Seller is entitled hereunder in accordance with payment instructions provided in the Closing Certificate.

(ii) To the Seller Representative, the Seller Representative Reserve in accordance with Section 2.3.

(iii) To the Persons to whom payment of Transaction Expenses or repayment of any outstanding unpaid Indebtedness of the Company existing as of the Closing Date shall be made, such cash amounts in accordance with payment instructions in the Closing Certificate.

(iv) All other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

2.8 No Fractional Shares. No fraction of a share of Common Stock will be issued by virtue of the Transactions.

Section 3. Representations and Warranties Concerning Transaction.

3.1 Sellers’ Representations and Warranties. Each Seller, severally and not jointly, represents and warrants to Buyer with respect to himself or herself only, that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and the Closing Date.

(a) Authorization of Transaction. Such Seller has the requisite legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions. Such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Transactions.

(b) Non-Contravention. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, will (i)  violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which he or she is bound or to which any of his or her assets are subject, or (iii) result in the imposition or creation of a Lien upon or with respect to such Seller’s Equity.

(c) Brokers’ Fees. No Broker is, will or might be entitled, by reason of any agreement, act or statement by such Seller to any Broker’s Fee.

(d) Equity. Such Seller holds of record and owns beneficially the amount of the Equity set forth next to his or her name in Section 4.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act, state securities laws and the Target’s organizational documents), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement and the Target’s organizational documents) that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of Target. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Target.

(e) Legal Proceedings. To such Seller’s Knowledge, there is no: (a) Legal Proceeding pending or threatened against such Seller that seeks to restrain, enjoin or delay the consummation of this Agreement or the Transactions or that seeks damages in connection therewith; or (b) judgment, decree, injunction, rule, or order of any Governmental Authority applicable to such Seller that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on such Seller or his or her ability to consummate the Transactions.

(f) Private Placement.

(i) Such Seller acknowledges that the shares of Common Stock that constitute the Post-Closing Purchase Price (collectively, the “Purchase Price Stock”), are “restricted securities” as defined in Regulation D of the Securities Act and have not been registered under the Securities Act or any applicable state securities law, and such Seller is acquiring the Purchase Price Stock for his or her own account and not with a view to or for distributing or reselling such Purchase Price Stock or any part thereof in violation of the Securities Act or any applicable state securities law, have no present intention of distributing any of such Purchase Price Stock in violation of the Securities Act or any applicable state securities law and has no arrangement or understanding with any other persons regarding the distribution of such Purchase Price Stock (without limiting its right to sell the Purchase Price Stock in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. Such Seller does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchase Price Stock.

(ii) As of the date of the Agreement and on each date on which such Seller receives any Purchase Price Stock, such Seller is or shall be, an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act, except as set forth on Annex B.

(iii) Such Seller, either alone or together with his or her representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective acquisition of the Purchase Price Stock, and has so evaluated the merits and risks of such acquisition. Such Seller is able to bear the economic risk of an investment in the Purchase Price Stock and, at the present time, is able to afford a complete loss of such investment.

(iv) Such Seller is not acquiring the Purchase Price Stock as a result of any advertisement, article, notice or other communication regarding the Purchase Price Stock published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(v) Such Seller acknowledges that he or she has reviewed the registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by Buyer with or to the SEC since April 1, 2017 (collectively, “Filed Reports”) and the Transaction Documents and have been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Buyer concerning Buyer and the terms and conditions of the offering of the Purchase Price Stock and the merits and risks of acquiring the Purchase Price Stock. Neither such inquiries nor any other investigation conducted by such Seller or on his or her behalf by its representatives or counsel shall modify, amend or affect such Seller’s right to rely on the truth, accuracy and completeness of the Filed Reports and the Transaction Documents.

3.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Sellers that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and the Closing Date.

(a) Organization and Qualification. Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified or licensed to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to so register would not have a Material Adverse Effect on Buyer.

(b) Authorization and Validity of Agreement. Buyer has all requisite power and authority to enter into this Agreement and each other Transaction Document to which it is or will become a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is or will become a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and each other Transaction Document to which Buyer is or will become a party has been, or when executed shall be, duly executed and delivered by Buyer. Assuming that this Agreement and each other Transaction Document to which Buyer is or will become a party is a valid and binding agreement of the other Parties thereto, this Agreement and each such Transaction Document constitutes, or when executed shall constitute, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except: (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally; (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; or (c) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities Laws.

(c) Brokers or Finders. No Broker is, will or might be entitled, by reason of any agreement, act or statement by Buyer or any of its officers, employees, consultants or agents, to any Broker’s Fee.

(d) No Approvals or Notices Required; No Conflict with Instruments. The execution, delivery and performance by Buyer of this Agreement or the other Transaction Documents to which it is party will not contravene or violate: (i) any existing Law to which it is subject; (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or Governmental Authority which is applicable to it; (iii) the organizational documents of Buyer; or (iv) any contract to which Buyer is a party or by which Buyer is otherwise bound, other than consents previously obtained. No authorization, approval or consent, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the related agreements and documents and the Transactions by Buyer.

(e) Legal Proceedings. There is no: (i) Legal Proceeding pending or threatened against Buyer that seeks to restrain, enjoin or delay the consummation of this Agreement or the Transactions or that seeks damages in connection therewith; or (ii) judgment, decree, injunction, rule, or order of any Governmental Authority applicable to Buyer or its businesses that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

(f) Compliance with Laws. Without limiting the scope of any other representation in this Agreement, Buyer and each of its Subsidiaries is in compliance and has at all times within the past five years been in material compliance with all Laws, judgments or governmental authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets, except as disclosed in the Filed Reports and for any such defaults or violations or instances of non-compliance that would not reasonably be expected to have a Material Adverse Effect on Buyer. Neither Buyer nor any of its Subsidiaries has received at any time within the past five years any written notice or other written communication, or to the Knowledge of Buyer, any other notice, from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any applicable material Law, judgment or governmental authorization, any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any material governmental authorization, or any actual, alleged or potential obligation on the part of Buyer or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature, except as disclosed in the Filed Reports.

(g) Purchase Price Stock.

(i) Except as disclosed in the SEC Reports, (A) there are no equity interests of any class of Buyer authorized, issued, reserved for issuance or outstanding, (B) there are no options, warrants, equity interests, calls, rights or other contracts to which Buyer or any of its Subsidiaries is a party or by which Buyer or any of its Subsidiaries is bound obligating Buyer or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional equity interests of Buyer or any of its Subsidiaries, or obligating Buyer or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity interest, call, right, or contract, (C) there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Buyer or any of its Subsidiaries, and (D) no holder of Indebtedness of Buyer or any of its Subsidiaries has any right to convert or exchange such Indebtedness for any equity interests of Buyer or any of its Subsidiaries. No holder of Indebtedness of Buyer or any of its Subsidiaries has any rights to vote for the election of directors of Buyer or any of its Subsidiaries or to vote on any other matter, except upon conversion thereof into equity interests of Buyer.

(ii) All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right. All of the issued and outstanding shares of capital stock of Buyer, the issued and outstanding equity interests of each subsidiary of Buyer and Buyer’s outstanding options have been issued in compliance in all material respects with all applicable Laws.

(iii) Any Purchase Price Stock delivered in accordance with this Agreement shall be duly authorized, validly issued, fully paid and non-assessable, and free and clear of any Liens.

(iv) Except as disclosed in the SEC Reports, there are no obligations, contingent or otherwise, of Buyer or any of its subsidiaries to repurchase, redeem or otherwise acquire any equity interests of Buyer or any of its subsidiaries. Except as disclosed in the SEC Reports, neither Buyer nor any of its subsidiaries are subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other Person (other than intercompany obligations).

(h) Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of the Sellers set forth in Sections 3.1 and 4 of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of the Sellers, the Company or any other Person has made any representation or warranty as to the Sellers, the Company or this Agreement, except as expressly set forth in Section 3.1 and 4 of this Agreement (including the related portions of the Disclosure Schedules) or the representations and warranties contained in any certificate delivered by the Sellers or the Company hereunder.

(i) Adequacy of Funds. Buyer has, and will have prior to and at the Closing adequate financial resources to satisfy its monetary and other obligations under this Agreement including the obligation to pay the Purchase Price in accordance herewith.

(j) No Integrated Offering. Neither Buyer, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of Common Stock to be integrated with prior offerings by Buyer for purposes of: (x) the Securities Act which would require the registration of any such securities under the Securities Act, or (y) any applicable shareholder approval provisions of any trading market on which any of the securities of Buyer are listed or designated.

(k) SEC Documents; Financial Statements. Except as disclosed in the SEC Reports:

(i) Buyer has timely filed or furnished all registration statements, prospectuses, forms, reports, schedules, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it with the SEC since January 1, 2020 (the “SEC Reports”) other than Buyer’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. The SEC Reports (after giving effect to all amendments thereto) were prepared in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act, as the case may be, and all applicable rules and regulations thereunder. To the Knowledge of Buyer, none of the SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Buyer or any of its Subsidiaries. The SEC Reports, at the time filed or, in the case of registration statements, at each date of effectiveness, complied in all material respects with the applicable requirements of the Securities Act, the Securities Exchange Act and the Sarbanes-Oxley Act of 2002, as it may be amended from time to time (the “Sarbanes-Oxley Act”), applicable to such SEC Report, and, at the time filed or, in the case of registration statements, at each date of effectiveness, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement and the Closing Date, and except to the extent that information contained in any SEC Report has been revised, amended, supplemented or superseded by a later-filed SEC Report, none of the SEC Reports contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading. No Subsidiary of Buyer is required to file any reports or other documents with the SEC.

(ii) The consolidated financial statements contained in the SEC Reports (including, in each case, any related notes thereto): (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP, except as may be indicated in the notes to such consolidated financial statements and except that the unaudited interim consolidated financial statements contained in the SEC Reports do not contain footnotes as permitted by Form 10-Q of the Securities Exchange Act; and (iii) fairly present in all material respects the consolidated financial position of Buyer as of the respective dates thereof and the consolidated results of operations and cash flows of Buyer for the periods covered thereby, except that the unaudited interim consolidated financial statements contained in the SEC Reports were or are subject to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material. No financial statements of any Person other than Buyer and its Subsidiaries are required by GAAP to be included in the financial statements of Buyer.

(iii) Buyer maintains, and at all times since March 31, 2021 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Buyer and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Buyer; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Buyer and its Subsidiaries that would have a material effect on the financial statements. Buyer’s management has completed an assessment of the effectiveness of Buyer’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended March 31, 2021, and such assessment concluded that such controls were effective and Buyer’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Buyer maintained effective internal control over financial reporting as of March 31, 2021. Each of the principal executive officer (as defined under the Sarbanes-Oxley Act) of Buyer and the principal financial officer (as defined under the Sarbanes-Oxley Act) of Buyer (or each former principal executive officer of Buyer and each former principal financial officer of Buyer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Securities Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the SEC Reports, and the statements contained in such certifications are true and correct. Since March 31, 2021, none of Buyer, the board of directors of Buyer and the audit committee of the board of directors of Buyer has identified or received notice of any: (i) significant deficiency or material weakness (each as defined Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting utilized by Buyer or any of its Subsidiaries; (ii) any illegal act or fraud, whether or not material, that involves Buyer’s senior management and relates to accounting or auditing practices or procedures; or (iii) any claim or allegation regarding any of the foregoing. Neither Buyer nor any of its Subsidiaries have outstanding, or have arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(iv) Buyer maintains disclosure controls and procedures (as defined in Rules 13a-15 or 15d-15 under the Securities Exchange Act) that are designed to ensure that all information required to be disclosed in Buyer’s reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of Buyer and the principal financial officer of Buyer to make the certifications required under the Securities Exchange Act with respect to such reports. Buyer is in compliance in all material respects with all current listing and corporate governance requirements of the Nasdaq Global Market applicable to it.

(v) Neither Buyer nor any of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any joint venture, securitization transaction, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Buyer or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Exchange Act)) where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Buyer or any of its Subsidiaries in Buyer’s or any of its Subsidiaries’ published financial statements, the SEC Reports or any other document furnished or filed with the SEC.

(l) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in a subsequent SEC Report filed prior to the date hereof: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect to Buyer, (ii) Buyer has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in Buyer’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) Buyer has not altered its method of accounting, (iv) Buyer has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Buyer has not issued any equity securities to any officer, director or Affiliate other than in the Ordinary Course of Business. Buyer does not have pending before the SEC any request for confidential treatment of information. Except for the issuance of the Common Stock contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to Buyer or its subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by Buyer under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least two (2) trading days prior to the date that this representation is made.

(m) Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by this Agreement, Buyer covenants and agrees that neither it, nor any other Person acting on its behalf, will provide any Seller or its agents or counsel with any information that Buyer believes constitutes material non-public information, unless prior thereto such Seller shall have entered into a written agreement with Buyer regarding the confidentiality and use of such information; provided, however, that this Section 3.2(m) shall not apply to information provided to any Seller in such Seller’s capacity as an employee of, or consultant to, Buyer or any of its Subsidiaries in the course of such Seller’s employment or consultancy. Buyer understands and confirms that each Seller shall be relying on the foregoing covenant in effecting transactions in securities of Buyer.

Section 4. Representations and Warranties Concerning Target. Each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and on the Closing Date, except as set forth in the disclosure schedules delivered by Sellers to Buyer on the date hereof and incorporated by this reference herein (the “Disclosure Schedules”).

4.1 Organization, Qualification, and Organizational Power. Target is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Target is duly authorized to conduct business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of each jurisdiction where such qualification is required, except where failure to be so qualified would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4.1 of the Disclosure Schedule lists the managers, directors and officers of Target. The Seller Representative has delivered to Buyer correct and complete copies of the charter and operating agreement for Target (as amended to date). To the Knowledge of Sellers, the minute books (containing the records of meetings of the Managers and Members, and any committees), the equity certificate books, and the equity record books for Target are correct and complete. Target is not in default under or in violation of any provision of its governing documents.

4.2 Capitalization. The entire authorized equity of Target consists of 1,016,667 Units, of which 1,016,667 Units are issued and outstanding and no Units are held in treasury. All of the issued and outstanding Equity have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its equity. There are no outstanding or authorized appreciation, phantom, profit participation, or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity of Target.

4.3 Non-contravention. Except as set forth in Section 4.3 of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the Transactions, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the charter or bylaws of Target or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the Transactions.

4.4 Brokers’ Fees. Target has no Liability to pay any fees or commissions to any Broker, finder, or agent with respect to the Transactions.

4.5 Title to Assets. Target has good and marketable title to, or a valid leasehold interest in, the properties and material assets (or in the case of agreements of the Target, good title to all such agreements) used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

4.6 No Subsidiaries, Voting Trust or Phantom Equity. Target has no Subsidiaries. There are no outstanding appreciation, phantom, profit participation, preemptive or similar rights with respect to Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any equity of Target. Target does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association. Target does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.7 Financial Statements. Complete copies of the following Target financial statements have been provided to Buyer (collectively the “Financial Statements”): (i) unaudited balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal year ended December 31, 2019; (ii) audited balance sheets and statements of income, changes in members’ equity, and cash flow as of and for the fiscal year ended December 31, 2020 (the “Most Recent Fiscal Year End”); and (iii) unaudited balance sheets and statements of income, changes in members’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the month ended September 30, 2021 (the “Most Recent Fiscal Month End”) for Target. The Financial Statements (including the notes thereto) were prepared in good faith based on the books and records of Target. The Financial Statements present fairly the financial condition of Target as of such dates and the results of operations of Target for such periods, are correct and complete in all material respects, and in all material respects are consistent with the books and records of Target (which books and records are correct and complete in all material respects) except, in case of the Most Recent Financial Statements, subject to normal year-end adjustment.

4.8 Events Subsequent to Most Recent Month End. Except as set forth in Section 4.8 of the Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been any Material Adverse Effect with respect to Target or Target’s business or operations. Without limiting the generality of the foregoing, since that date, except as set forth in Section 4.8 of the Disclosure Schedule:

(a) Target has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b) Target has not entered into any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business;

(c) no party (including Target) has accelerated, terminated, modified, or cancelled any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Target is a party or by which it is bound;

(d) Target has not imposed any Liens upon any of its assets, tangible or intangible;

(e) Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the Ordinary Course of Business;

(f) Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the Ordinary Course of Business;

(g) Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $50,000 in the aggregate;

(h) Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i) Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(j) Target has not transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property other than in the Ordinary Course of Business;

(k) there has been no change made or authorized in the governing documents of Target;

(l) Target has not issued, sold, or otherwise disposed of any of its equity, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity;

(m) Target has not declared, set aside, or paid any dividend or made any distribution with respect to its equity (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its equity (other than “tax distributions” to Sellers made in the Ordinary Course of Business);

(n) Target has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

(o) Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(p) Target has not entered into or terminated any employment contract or any collective bargaining agreement, written or oral, or materially modified the terms of any existing such contract or agreement outside the Ordinary Course of Business or become bound by any collective bargaining relationship;

(q) Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(r) Target has not adopted, materially amended, materially modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(s) Target has not made any other material change in employment terms for any of its managers, directors, officers, and employees outside the Ordinary Course of Business;

(t) Target has not implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance (collectively the “WARN Act”) in each case, without complying therewith;

(u) Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(v) Other than the transfer of certain assets of Digital Orchard, LLC and Trinity Releasing, LLC to Target on or prior to the Closing Date, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target;

(w) Target has not discharged a material Liability or Lien outside the Ordinary Course of Business;

(x) Target has not made (A) any loans in any amount or (B) any advances of money other than advances to employees of less than $10,000 in the Ordinary Course of Business;

(y) Target has not disclosed any material Confidential Information to any party except pursuant to a valid confidentiality agreement or to Target’s members, directors, officers, employees, auditors, attorneys, representatives or agents, in each case who have legitimate “need to know”; and

(z) Target has not committed to do any of the foregoing except as expressly required by this Agreement.

4.9 Undisclosed Liabilities. Except as set forth in Section 4.9 of the Disclosure Schedule, Target has no material Liability (and to the Knowledge of Sellers there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability), except for (a) Liabilities reflected, reserved against or otherwise disclosed in the Most Recent Balance Sheet, (b) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (c) Liabilities arising in connection with the Transactions, (d) Liabilities to be included in the computation of Transaction Expenses or Indebtedness as of the Closing, and (e) Liabilities to be included in the computation of Closing Working Capital.

4.10 Legal Compliance. Since January 1, 2018, except as set forth in Section 4.10 of the Disclosure Schedule, Target has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and non-U.S. governments and all agencies thereof. Since January 1, 2016, no action, suit, proceeding, hearing, charge, complaint, claim, demand, or notice has been filed or commenced or, to the Knowledge of Sellers, threatened against any of them alleging any failure so to comply.

4.11 Tax Matters.

(a) Target has timely filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by Target (whether or not shown on any Tax Return) have been timely paid. Except as set forth in Section 4.11 of the Disclosure Schedule, Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that Target is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the stock or assets of Target.

(b) Target has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Tax forms, including IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target. Target has not during the past three years received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Target has not filed Tax Returns) any written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Target. Section 4.11(c) of the Disclosure Schedule lists all federal, state, local, and non-U.S. income Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. No Seller or director or officer has been contacted in writing regarding the potential examination of Tax Returns or the assessment of any additional Taxes. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target filed or received since January 1, 2018.

(d) Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(e) Target has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Target is not a party to or bound by any Tax allocation or sharing agreement. Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or (B) has any liability for the Taxes of any Person (other than Target) under Reg. Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. Target has not participated in a reportable transaction within the meaning of Code Section 6111 or 6662.

(f) Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date;

(vi) election under Code Section 108(i); or

(vii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(g) Target has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(h) Target is not and has not been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Reg. Section 1.6011-4(b).

(i) Except as set forth in Section 4.11(i) of the Disclosure Schedule, Target has not received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(j) Target is not party to any Tax allocation or Tax sharing agreement, is not bound by any such agreement, and is not required to make any payment pursuant to any such agreement.

(k) Target does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(l) Target is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax Law) in connection with the transactions contemplated by this Agreement.

(m) Target has not received any benefits (including any loans) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

(n) Target has never been an S corporation within the meaning of Code Section 1361 or a qualified subchapter S subsidiary within the meaning of Treasury Regulations Section 1.1361-2.

(o) Target has collected and remitted to the appropriate Governmental Authorities all Taxes payable with respect to services provided, or tangible personal property transferred, to its customers.

(p) Target has timely, accurately, and completely filed (i) all FinCEN Forms 114 (or predecessor forms) that it was required to file and (ii) all other federal, state local, or foreign information returns that it was required to file (or provide to any other Person).

(q) Except as indicated at Section 4.11(q) of the Disclosure Schedule, Target has correctly classified each individual who has provided services to the Company as an employee or independent contractor for Tax purposes.

(r) To the extent applicable under and consistent with Target’s usual method of accounting, Target’s unpaid Taxes (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target in filing its Tax Returns.

4.12 Real Property.

(a) Section 4.12 of the Disclosure Schedule sets forth a complete and correct list of all real property owned or leased by the Company or otherwise occupied by the Company and lists each lease (the “Company Real Properties”).

(b) All leases of Company Real Property under which the Company, as lessee, leases any material Company Real Property (each, a “Lease”), are valid, binding and enforceable against the Company in accordance with their respective terms, and the Company has a valid leasehold interests to all material Company Real Property leased by it, there is not under any such Lease any material existing default by the Company or, to the Knowledge of Sellers, any other party thereto, or any event which with notice or lapse of time would constitute such a material default, and all rent and other sums and charges due and payable under such lease have been paid.

(c) There are no Persons in possession of any portion of any of the Company Real Property owned or leased by the Company other than the Company, and no Person other than the Company has the right to use or occupy for any purpose any portion of any of the Company Real Property owned or leased by the Company, except in each case as would not, individually or in the aggregate, impair in any material respect the Company’s use of such Company Real Property.

(d) The Transactions do not require the consent of any other party to such Lease which has not been delivered to Buyer, will not result in a breach of or default under such Lease, and will not otherwise cause such lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

(e) Target’s possession and quiet enjoyment of the Company Real Property under such Lease has not been disturbed and there are no material disputes with respect to such Lease.

(f) Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Company Real Property or any portion thereof.

(g) There are no Liens on the Company Real Property.

4.13 Intellectual Property.

(a) At Closing, Target will own and possess or have the right to access and use pursuant to a valid and enforceable written license, sublicense, agreement, covenant not to sue, or permission all Intellectual Property necessary or desirable for the operation of the business of Target as presently conducted and as presently proposed to be conducted. Each material item of Intellectual Property owned, accessed, or used by Target immediately prior to the Closing will be owned or available for access and use by Target on identical terms and conditions immediately subsequent to the Closing. Target has taken all commercially reasonable actions to maintain and protect each item of Intellectual Property that it currently owns or uses.

(b) Except as set forth in Section 4.13(b) of the Disclosure Schedule, Target is not interfering with, infringing upon, diluting, misappropriating, or otherwise coming into conflict with, any Intellectual Property rights of third parties which would result in a Material Adverse Effect and none of the Sellers has received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, dilution, or conflict (including any claim that Target must license or refrain from accessing or using any Intellectual Property rights of any third party) which would have resulted in a Material Adverse Effect. To the Knowledge of Sellers, no third party has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with, any Intellectual Property rights of Target.

(c) Section 4.13(c) of the Disclosure Schedule sets forth a complete and accurate list of all United States and foreign patents, trademarks, domain names, registered copyrights, or any other registration that has been issued to Target with respect to any of its Intellectual Property, identifies each pending application or registration that Target has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, covenant not to sue, or other permission that Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller Representative has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, covenants not to sue, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.13(c) of the Disclosure Schedule also identifies each material unregistered trademark, service mark, logo, slogan, trade name, corporate name, Internet domain name, or other source identifier, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $5,000) and each material unregistered copyright used by Target in connection with its business. With respect to each item of Intellectual Property required to be identified in Section 4.13(c) of the Disclosure Schedule:

(i) Target owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding access, use, or disclosure except for such as would not result in a Material Adverse Effect;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers is threatened that challenges the legality, validity, enforceability, access, use, or ownership of the item, and to the Knowledge of Sellers, there are no grounds for the same;

(d) Section 4.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that is a motion picture or episode of a television series that any third party owns that is material to Target and that Target accesses or uses pursuant to license, sublicense, agreement, covenant not to sue, or permission. The Seller Representative has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, covenants not to sue, and permissions (each as amended to date). With respect to each item of Intellectual Property identified in Section 4.13(d) of the Disclosure Schedule:

(i) the license, sublicense, agreement, covenant not to sue, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii) the license, sublicense, agreement, covenant not to sue, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following consummation of the Transactions;

(iii) no party to the license, sublicense, agreement, covenant not to sue, or permission is in material breach or default, and to the Knowledge of any of Seller, no event has occurred that with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

(iv) to the Knowledge of Sellers, no party to the license, sublicense, agreement, covenant not to sue, or permission has repudiated any provision thereof;

(v) to the Knowledge of Sellers, with respect to each sublicense, the representations and warranties set forth in Subsections 4.13(a) through 4.13(d) above are true and correct with respect to the underlying license;

(vi) to the Knowledge of Sellers, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii) except as set forth in Section 4.13(d)(vii) of the Disclosure Schedule, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Sellers, is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and to the Knowledge of Sellers, there are no grounds for the same; and

(viii) except as set forth in Section 4.13(d)(viii) of the Disclosure Schedule, Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, covenant not to sue, or permission.

(e) To the Knowledge of Sellers, Target has taken all commercially reasonable actions to maintain and protect all of the Intellectual Property of Target. To the Knowledge of Sellers, the owners of any of the Intellectual Property licensed to, or used by, Target have taken all commercially reasonable actions to maintain and protect the Intellectual Property.

(f) Sellers and Target have complied with, and are presently in compliance with, all federal, state, local, and non-U.S. governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative, or regulatory laws, regulations, guidelines, and rules applicable to any Intellectual Property or to personal information, except for such failure to comply as would not result in a Material Adverse Effect.

(g) Each current and former employee, consultant, director, officer and independent contractor of the Target who has created any portion of, or otherwise who would have any rights in or to, the Intellectual Property owned by Target, has entered into a valid and enforceable written agreement assigning to the Target all Intellectual Property created by such Person in the course of such Person’s employment by or engagement with the Target. To the Knowledge of Sellers, no current or former employee, consultant, or independent contractor of the Target is in violation of such agreement.

(h) Target has not disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Intellectual Property of Target, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.

(i) The Intellectual Property of Target does not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. The Intellectual Property of Target contains no unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any party.

(j) Except as set forth on Section 4.13(j) of the Disclosure Schedule, all Publicly Available Software used by Target has been used in its entirety and without modification. No Intellectual Property of Target is subject to any license terms that (i) require, or condition the use or distribution of any Intellectual Property of Target on the disclosure, licensing or distribution of any source code for any portion of such Intellectual Property or (ii) otherwise impose any limitation, restriction or condition on the right or ability of Target to use or distribute any Intellectual Property of Target. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or pursuant to similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making derivative works; or (c) be redistributable at no or minimal charge.

(k) Target has not transferred ownership of, or granted any license with respect to, any Intellectual Property of Target to any Person.

4.14 Tangible Assets. Target owns or leases all buildings, machinery, equipment, and other material tangible assets necessary for the conduct of their business as presently conducted and as presently proposed to be conducted. Each such material tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

4.15 Contracts. Section 4.15 of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party (collectively, the “Material Contracts”):

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(b) any agreement (or group of related agreements) for the purchase or sale of products, or other personal property, or for the furnishing or receipt of services, the performance of which will involve consideration in excess of $50,000;

(c) any partnership or joint venture agreement;

(d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(e) any agreement concerning non-competition not otherwise disclosed in the Disclosure Schedule;

(f) any agreement with any Seller or his or her Affiliates (other than Target);

(g) any profit sharing, option, purchase, appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former managers, directors, officers, and employees;

(h) any collective bargaining agreement;

(i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing for annual compensation in excess of $100,000 or providing severance benefits in excess of $10,000 or contracts providing for any payments on the change of control or ownership of the Target, its Affiliates, or any employer of any employee which could reasonably be expected to trigger IRS Code Section 280G, or providing for deferred compensation.

(j) any agreement under which it has advanced or loaned any amount to any of its managers, directors, officers, and employees;

(k) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

(l) any settlement, conciliation or similar agreement with any Governmental Authority or which will require satisfaction of any obligations after the date of this Agreement;

(m) any agreement under which Target has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; or

(n) any other written agreement (or group of related written agreements) the performance of which involves consideration in excess of $100,000.

The Seller Representative has delivered to Buyer a correct and complete copy of each Material Contract. With respect to each such Material Contract: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions; (C) except as set forth in Section 4.15 of the Disclosure Schedule, the Company is not, and to the Knowledge of Sellers, the other party is not in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification or acceleration under the agreement; and (D) to the Knowledge of Sellers, no party has repudiated any provision of the agreement. Target is not a party to any material oral agreement.

4.16 Accounts Receivable. All accounts receivable of Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible in full within ninety (90) days after billing, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target.

4.17 Powers of Attorney. To the Knowledge of Sellers, there are no outstanding powers of attorney executed by or on behalf of Target.

4.18 Insurance. Section 4.18 of the Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 3 years:

(a) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(b) the policy number and the period of coverage; and

(c) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the Transactions; (C) neither Target nor, to the Knowledge of Sellers, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (D) to the Knowledge of Sellers, no party to the policy has repudiated any provision thereof. Target has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has been engaged during the aforementioned period. Section 4.18 of the Disclosure Schedule describes any material self-insurance arrangements affecting Target.

4.19 Litigation. Section 4.19 of the Disclosure Schedule sets forth each instance in which Target (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of Sellers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator, which if adversely determined, would result in a Material Adverse Effect. There is no action pending, or to the Knowledge of Sellers, threatened against Target that (x) challenges or seeks to enjoin, alter or materially delay the Transactions or (y) would reasonably be expected to have a Material Adverse Effect.

4.20 Employees.

(a) With respect to the business of Target:

(i) there is no collective bargaining agreement or relationship with any labor organization;

(ii) to the Knowledge of Sellers, no executive or manager of Target (1) has any present intention to terminate his or her employment, or (2) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person besides such entity that would be material to the performance of such employee’s employment duties, or the ability of such entity or Buyer to conduct the business of such entity;

(iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition;

(iv) to the Knowledge of Sellers, no union organizing or decertification efforts are underway or threatened and no other question concerning representation exists;

(v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of Sellers, threatened;

(vi) to the Knowledge of Sellers, there is no workman’s compensation liability, experience or matter outside the Ordinary Course of Business;

(vii) there is no employment-related charge, filed written complaint, written grievance, investigation, inquiry or obligation of any kind, pending or to the Knowledge of Sellers, threatened in any forum, relating to an alleged violation or breach by Target (or its or their officers or directors) of any employment-related law, regulation or contract; and,

(viii) to the Knowledge of Sellers, no employee or agent of Target has committed any act or omission that would give rise to material liability for any violation or breach of the type identified in subsection (vii) above.

(b) To the extent permissible under applicable Law, Section 4.20 of the Disclosure Schedule sets forth, for each employee, officer and individual who is an independent contractor of Target as of the date hereof, his or her (i) name, (ii) rate of pay or annual compensation (including actual or potential bonus payments and the terms of any commission payments or programs), (iii) title(s) (including whether full-time or part-time), (iv) status of employment or engagement, (v) date of hire or engagement, (vi) annual vacation, sick and other paid time off allowance, (vii) amount of accrued vacation, sick and other paid time off and the economic value thereof, (viii) description of other fringe benefits, (ix) terms of severance benefits, (x) status as independent contractor or employee, (xi) status as exempt or non-exempt, and (xii) work visa status. Target is in material compliance with all Laws regarding classification of each individual currently or formerly performing services for Target in the past seven (7) years as an employee or an independent contractor. Target has never leased any employees from any other Person.

(c) Except as set forth in Section 4.20 of the Disclosure Schedule, (i) there are no employees of Target, (ii) there are no written employment contracts or severance agreements with any employees of Target, and (iii) there are no written personnel policies, rules, or procedures applicable to employees of Target. True and complete copies of all such documents have been provided to Buyer prior to the date of this Agreement. Target has adequately reserved an amount sufficient to pay any amounts due to employees through the Closing Date pursuant to the bonus arrangements set forth on Schedule 4.21 in the Most Recent Financial Statements.

(d) To the Knowledge of Sellers, no employee, officer or independent contractor of Target is in material violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, non-solicitation, or inventions assignment agreement. Target is and for three (3) years prior hereto has been in material compliance with all applicable Laws with respect to any aspect of the employment or engagement of its employees, officers and independent contractors, including with respect to employment practices, terms and conditions of employment, wage and hours, hiring practices, background checks, parental and family leave and pay, immigration, non-discrimination in employment, workers compensation and the health and safety at work of its employees, including under the Immigration Reform and Control Act, and there are no claims pending or, to the Knowledge of Sellers, threatened by any Person in respect of employment or engagement, any accident or injury or any unsatisfied obligations by Target. All employees and independent contractors have the legal right to perform services for Target in accordance with local immigration, work permit and similar applicable Laws and regulations.

(e) With respect to this Transaction, any notice required under any law or collective bargaining agreement has been or prior to the Closing Date will be given, and all bargaining obligations with any employee representative have been or prior to the Closing Date will be satisfied. Within the past five (5) years, Target has not implemented any plant closing or layoff of employees that could implicate the WARN Act, and no such action will be implemented without advance notification to Buyer.

4.21 Employee Benefits.

(a) Section 4.21 of the Disclosure Schedule lists each material Employee Benefit Plan.

(i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

(ii) All material contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each such Employee Benefit Plan that is an Employee Pension Benefit Plan. All premiums or other payments due have been paid or accrued with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iii) Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and which has not been revoked, and to the Knowledge of Sellers, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(iv) To the Knowledge of Sellers, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan or any Employee Benefit Plan maintained by an ERISA Affiliate which could subject any Employee Benefit Plan or any related trust, the Target or any Person that the Target has an obligation to indemnify, to any material tax or penalty under Section 4975 of the Code or Section 502 of ERISA. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan which could reasonably be expected to result in any material Liability to the Target. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of Sellers, threatened and none of Sellers has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

(v) The Seller Representative has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan in each case, as applicable.

(vi) Neither Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)). No asset of any Employee Benefit Plan is subject to any Lien under ERISA or the Code.

(vii) Neither Target nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

(b) Except as set forth in Section 4.21 of the Disclosure Schedule, Target does not maintain, contribute to or have an obligation to contribute to, or have any Liability with respect to, any Employee Welfare Benefit Plan or other arrangement providing health or life insurance or other welfare-type benefits for current or future retired or terminated directors, officers or employees (or any spouse or other dependent thereof) of Target or of any other Person other than in accordance with COBRA.

(c) The consummation of the Transactions will not accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under, any Employee Benefit Plan.

(d) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” subject to Code Section 409A complies with the requirements of Code Section 409A and any Internal Revenue Service guidance issued thereunder. Target has no actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Code Section 409A(a)(1)(B).

4.22 Guarantees. Target is not a guarantor or is not otherwise liable for any Liability (including indebtedness) of any other Person.

4.23 Environmental Laws.

(a) The Company and, to the Knowledge of Sellers, the Company Real Properties are in compliance in all material respects with applicable Environmental Laws. The Company has not received any written notice, demand, request for information, citation, summons, complaint or order, writ, judgment, injunction, subpoena indictment, decree, stipulation, determination or award entered by or with any federal, state, local or foreign governmental or regulatory authority, agency or commission, court or other legislative, executive or judicial governmental entity, including any self-regulatory organization, that remains outstanding alleging material liability against it or, to the Knowledge of Sellers, the Company Real Properties under any Environmental Laws. To the Knowledge of Sellers, none of the Company Real Properties has been used for the disposal of hazardous or toxic waste, petroleum product, polychlorinated biphenyl, asbestos or asbestos containing material, chemical, pollutant, contaminant, pesticide, radioactive substance, or other hazardous or toxic substance regulated under any Environmental Laws in material violation of applicable Environmental Laws.

(b) To the Knowledge of Sellers, none of the Company Real Properties has had any material emissions or discharges by the Company or, to the Knowledge of Sellers, any other Person for whom the Company is legally liable, of any hazardous or toxic waste, petroleum product, polychlorinated biphenyl, asbestos or asbestos containing material, chemical, pollutant, contaminant, pesticide, radioactive substance, or other hazardous or toxic substance regulated under any Environmental Laws in violation of applicable Environmental Laws.

(c) To the Knowledge of Sellers, there are no material liabilities affecting the Company under Environmental Laws.

4.24 Certain Business Relationships with Target. Except as set forth in Section 4.24 of the Disclosure Schedule, none of Sellers, their Affiliates, or Target’s members, managers, or officers has been involved in any material business arrangement or relationship with Target within the past 12 months (other than as employees, directors and members of Target), and none of Sellers, their Affiliates, and Target’s members, managers, or officers owns any material asset, tangible or intangible, that is used in the business of Target (other than such assets as will be transferred from Digital Orchard, LLC and Trinity Releasing, LLC concurrently with the Transactions).

4.25 No Other Representations and Warranties. Except for the representations and warranties contained in Section 3.1 and 4 (including the related portions of the Disclosure Schedule) or the representations and warranties contained in any certificate delivered by the Seller Representative, none of Sellers, the Company, or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

Section 5. Additional Covenants and Agreements.

5.1 General. From the Effective Date through the Closing (such period, the “Pre-Closing Period”), and with a view towards consummation of the Transactions and a smooth transition of managerial and supervisory functions following the Closing, Sellers agree to: (a) discuss with Buyer any material operational decisions relating to the Business; (b) allow Buyer and its representatives reasonable access to the Business, management and books and records of Target and the Business at reasonable times upon reasonable prior notice; (c) continue to maintain books and records of the Business consistent with past practice; and (d) provide access to the books and records of the Business as deemed necessary by Buyer.

5.2 Continuing Business. For a period of two years from and after the Closing Date, no Seller shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing. During such period Sellers will refer all customer inquiries relating to the business of Target to Target or Buyer from and after the Closing.

5.3 Confidentiality. From and after the Closing, each Seller shall, and shall cause his or her Affiliates or any of their respective representatives to, hold, and shall use their reasonable efforts to cause their respective representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such Seller can show that such information: (a) is generally available to and known by the public through no fault of such Seller, any of his or her Affiliates or their respective representatives; (b) known by such Seller, his or her Affiliates or their respective representatives prior to the disclosure of such information; (c) is lawfully acquired by such Seller, any of his or her Affiliates or their respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (d) independently developed by such Seller, his or her Affiliates or their respective representatives; or (e) legally required to be disclosed by such Seller, his or her Affiliates or their respective representatives. If a Seller or any of his or her Affiliates or their respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify all other Parties hereto in writing and shall disclose only that portion of such information which such party is advised by its counsel in writing is legally required to be disclosed, provided that such party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.4 Covenant Not to Compete. For a period of three years from and after the Closing Date, Sellers shall not engage directly or indirectly in any business that is competitive with the Business in North America, other than as employees of Buyer or Target; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business; and provided further, however, that Michael Hong shall be permitted to engage in the content-fund business that he founded, except that Michael Hong shall not be permitted to engage directly or indirectly in any business related to the content and licenses owned or licensed by Target during such period, unless such business is conducted by Michael Hong for or on behalf of Buyer or Target. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.5 Operation of the Business. Except as provided otherwise herein, during the Pre-Closing Period, or if applicable, prior to the termination of this Agreement, as provided herein, Seller shall at a minimum:

(a) conduct the Business in a manner substantially consistent with ordinary past practice;

(b) not create, incur, assume or suffer to exist, any Lien of any kind upon the Equity;

(c) not amend or modify any Material Contract without the prior written consent of Buyer;

(d) not sell lease, assign, transfer or otherwise dispose of any material assets of the Business;

(e) not enter into any agreement to do any of the foregoing;

(f) not make or change any Tax election related to the Company without the prior written consent of Buyer;

(g) not amend any Tax Return of the Company without the prior written consent of Buyer; and

(h) not take any action that could reasonably be foreseen to diminish the value of the Business, have a Material Adverse Effect on the Business or have a Material Adverse Effect on the consummation of the Transactions.

5.6 Employee Matters. Sellers shall be solely responsible and Buyer shall have no responsibility whatsoever for any compensation, claims, liability or amounts payable or expenses arising before the Closing with respect to payments to any current or former employees, contractors or consultants of Target with respect to such employees, contractors or consultants accrued and unused vacation, and Target shall pay all such amounts at or prior to Closing.

5.7 Third-Party Consents. Closing of the Transactions shall be subject to the Parties obtaining all required consents from third parties (each, a “Third-Party Consent”), each as set forth on Section 5.7 of the Disclosure Schedule, and each Party shall comply with all commercially reasonable requests of the other Parties, which are necessary to obtain such third-party consents. The fees and expenses associated with obtaining the Third-Party Consents identified on Section 5.7 of the Disclosure Schedule shall be borne by Sellers.

5.8 Commercially Reasonable Efforts. Each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including, but not limited to, the obtaining of any regulatory approvals, the obtaining of Third-Party Consents, and the satisfaction of all conditions precedent to Closing.

5.9 Notice of Certain Events.

(a) During the Pre-Closing Period, the Seller Representative shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by a Seller or Target hereunder not being true and correct;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii) any notice or other communication from any Governmental Authority in connection with the Transactions; or

(iv) any Legal Proceeding commenced or, to Knowledge of Sellers, threatened against, relating to or involving or otherwise affecting the Business that, if pending on the date of this Agreement, would have been required to have been disclosed or that relates to the consummation of the Transactions.

(b) Buyer’s receipt of information pursuant to Section 5.9(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules. Sellers shall have the right prior to Closing to supplement, modify or amend the Disclosure Schedules with respect to any matter arising or discovered after the date hereof which if existing or known at such time would have been required to be set forth or described in the Disclosure Schedules and also with respect to events or conditions arising after the date hereof and prior to Closing. Any such supplemented, modified or amended Disclosure Schedule shall be deemed to have cured any breach of any term or condition of this Agreement; provided, however, that, if, in the absence of such supplementation, modification or amendment, Buyer shall have had the right to terminate this Agreement pursuant to Section 9, then Buyer shall have the right to so terminate this Agreement on or prior to the Closing, and any such termination by Buyer shall be Buyer’s sole and exclusive remedy associated with any breach by Sellers that shall have been cured by such supplementation, modification or amendment.

(c) During the Pre-Closing Period, Buyer shall promptly notify the Seller Representative in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Buyer hereunder not being true and correct;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii) any notice or other communication from any Governmental Authority in connection with the Transactions; or

(iv) any Legal Proceeding commenced or, to the Knowledge of Buyer, threatened against, relating to or involving or otherwise affecting Buyer or its business, if pending on the date of this Agreement, would have been required to have been disclosed or that relates to the consummation of the Transactions.

(d) The Seller Representative’s receipt of information pursuant to Section 5.9(c) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Buyer in this Agreement.

5.10 Further Assurances. Sellers, from time to time after the Closing, at Buyer’s reasonable request to the Seller Representative, shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer, and will take such other actions and execute and deliver such other documents, certifications and further assurances as may be reasonably required to carry out the provisions hereof and give effect to Buyer’s acquisition of the Equity and the consummation of the Transactions.

5.11 Exclusivity. During the Pre-Closing Period, Sellers shall refrain from, and shall ensure that each of the Target’s respective members, managers, officers, employees, investment bankers, accountants and other representatives and agents, refrain from, directly or indirectly, without the prior written consent of Buyer: (a) negotiating with any Person or entering into any agreement or understanding with any Person regarding a transaction similar to the Transactions; or (b) directly or indirectly soliciting, encouraging or considering inquires or proposals from any Person or furnish information to any other Person with respect to a transaction similar to the Transaction. The Seller Representative shall promptly advise Buyer of the identity of any Person who submits any such proposal or other communication regarding such a proposal, and provide Buyer with a copy of the submission.

5.12 Publicity. No public disclosures or announcements relating to this Agreement or the Transactions will be made without the consent of Buyer and the Seller Representative, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system or as may be reasonably necessary to enforce any rights under this Agreement. Nothing herein shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and each Party and its Affiliates may make such disclosures as they may consider necessary in order to satisfy their legal or contractual obligations to their lenders, shareholders, partners, members and/or investors, without the prior written consent of the other Parties.

5.13 Indemnification of Directors, Officers and Sellers. From the Closing through the sixth (6th) anniversary of the Closing, Buyer shall, and shall cause the Company to, indemnify, defend, and hold harmless, to the fullest extent permitted by Law, each person who was or is made a party or threatened to be made a party to or is involved in any proceeding by reason of the fact that such person is or was at any time prior to the Closing a director, officer or member of the Company (the “Company Indemnified Parties”) against all Losses reasonably incurred or suffered by such Company Indemnified Party in connection therewith, whether claimed prior to, at, or after the Closing. The right to indemnification conferred in this Section 5.14 shall include the right to be paid by each of Buyer and the Company (including any of their successors and assigns) for the expenses incurred in defending any such proceeding, in advance of its final disposition, within thirty (30) days of receipt by Buyer or the Company from the Company Indemnified Party of a written claim therefor. The organizational documents of the Company shall contain, and Buyer shall cause the organizational documents of the Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation of present and former directors of the Company than are set forth in the organizational documents of the Company as of the date hereof. If Buyer, the Company or any of their successors or assigns (a) consolidates with or merges with or into any other Person and shall not be the continuing or surviving entity, partnership, or other entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 5.13.

Section 6. Remedies for Breaches of This Agreement.

6.1 Survival of Representations and Warranties. The representations and warranties contained in Sections 3.1(a), 3.1(b)(iii), 3.1(c), 3.1(d), 4.1, 4.2, 4.4, 4.11 and 4.23 (collectively, the “Fundamental Representations”) shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the expiration of the applicable statute of limitations. All of the representations and warranties of the Parties contained in this Agreement (the “Limited Survival Representations”) shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for the period from the Closing Date through the period that is 21 months from the Closing Date; provided, however, that the indemnification obligation set forth in Section 6.2(a)(v) shall survive the Closing for the period from the Closing Date through the period that is seven (7) years from the Closing Date.

6.2 Indemnification by Sellers.

(a) From and after the Closing, subject to the other terms and conditions of this Section 6, David Chu, Helen Hong, Michael Hong and Kingsoon Ong (together, the “Controlling Members”) shall, jointly and severally, defend, reimburse, indemnify and hold harmless Buyer and its respective Affiliates, shareholders, members, directors, managers, officers, employees and agents (each such Person being referred to as a “Seller Indemnified Party”; and collectively, the “Seller Indemnified Parties”), against and in respect of any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Parties based upon, arising out of or by reason of:

(i) the failure of any representation or warranty of a Seller contained in this Agreement, except for the representations and warranties set forth in Section 4.3(b), to be true, correct and complete as of the date such representation or warranty was made and as of the Closing Date (other than a representation or warranty which, by its express term, is made solely as of a specified date, the failure of such representation or warranty to be true, correct and complete as of such specified date);

(ii) any breach or non-performance of any covenant or agreement of a Seller set forth in this Agreement;

(iii) any Indebtedness for borrowed money of the Company or any of the Transaction Expenses, in each case to the extent not paid at Closing;

(iv) the failure of any representation or warranty of Sellers contained in Section 4.3(b) (without giving effect to any disclosures applicable thereto in the Disclosure Schedules) to be true, correct and complete as of the date such representation or warranty was made and as of the Closing Date; or

(v) the matters described in Section 4.10 of the Disclosure Schedules, the State Tax Liens and the Outstanding Payables.

6.3 Indemnification Provisions for Sellers’ Benefit.

(a) From and after the Closing, subject to the other terms and conditions of this Section 6, Buyer shall defend, reimburse, indemnify and hold harmless each Seller and his or her Affiliates and their respective directors, managers, officers, equity owners, employees, agents, consultants, attorneys and other advisors and representatives (“Buyer Indemnified Party”), against and in respect of any and all Losses incurred or sustained by, or imposed upon, any of Buyer Indemnified Party based upon, arising out of or by reason of:

(i) the failure of any representation or warranty of Buyer contained in this Agreement to be true, correct and complete as of the date such representation or warranty was made and as of the Closing Date (other than a representation or warranty which, by its express term, is made solely as of a specified date, the failure of such representation or warranty to be true, correct and complete as of such specified date); or

(ii) any breach or non-performance of any covenant or agreement of Buyer set forth in this Agreement.

6.4 Matters Involving Third Parties.

(a) If any third party notifies any Seller Indemnified Party or Buyer Indemnified Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 6.4, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b) Any Indemnifying Party will have the right to participate in the defense of the Indemnified Party against the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iv) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently; provided, however, that the Indemnifying Party shall not have the right to defend against such Third-Party Claim if the Indemnified Party in good faith determines after consultation with outside counsel that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more defenses or counterclaims that may be available to the Indemnifying Party in respect of a Third-Party Claim that would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party.

(c) The Indemnifying Party shall notify the Indemnified Party within fifteen (15) days after having received any claim notice with respect to whether or not it is exercising its right to defend the Indemnified Party against the Third-Party Claim. If the Indemnifying Party has the right to and elects to assume the control of the defense of any Third-Party Claim, (i) the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (which counsel shall be subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed), (ii) the Indemnifying Party shall not enter into any settlement agreement with respect to such Third-Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned) and (iii) the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ at its expense separate counsel of its choice for such purpose (in which case the counsel of the Indemnifying Party shall reasonably cooperate with such separate counsel to facilitate such participation, including (x) promptly providing to such separate counsel copies of all written materials received in respect of the Third-Party Claim, (y) providing such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such Third-Party Claim (which such comments shall be considered in good faith) and (z) providing the opportunity to participate in all meetings (whether in person, by teleconference or otherwise) relating to such Third-Party Claim).

(d) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 6.4(c) within fifteen (15) days after receipt of notice of a Third-Party Claim, or the Indemnifying Party is otherwise not entitled to defend the Indemnified Party pursuant to Section 6.4(b), then the Indemnified Party may defend, and be reimbursed by the Indemnifying Party for its reasonable costs and expenses in regard to, the Third-Party Claim with counsel (which may include one firm of counsel, a single local counsel in each appropriate jurisdiction and, to the extent required by the subject matter, one specialist counsel for each specialized area of law in each appropriate jurisdiction) selected by the Indemnified Party in all appropriate proceedings. In such circumstances, the Indemnified Party may defend any such Third-Party Claim and have full control of such defense and proceedings including the settlement, compromise or discharge thereof; provided, however, that no such Third-Party Claim shall be settled, compromised or discharged by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim described in this Section 6.4(d) and to employ one separate counsel of its choice for such purpose (in which case the counsel of the Indemnified Party shall reasonably cooperate with such separate counsel to facilitate such participation, including (x) promptly providing to such separate counsel copies of all written materials received in respect of the Third-Party Claim, (y) providing such separate counsel a reasonable opportunity to review and comment on materials being drafted and furnished in respect of such Third-Party Claim (which such comments shall be considered in good faith) and (z) providing the opportunity to participate in all meetings (whether in person, by teleconference or otherwise) relating to such Third-Party Claim). The fees and expenses of such separate counsel shall be paid by the Indemnifying Party.

(e) Each party shall cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith; provided that no Indemnified Party, upon reasonable advice of counsel, shall have any obligation to disclose any information the disclosure of which would reasonably be expected to result in a violation of applicable Law or is subject to attorney-client or any other privilege, and if requested by an Indemnified Party, the Indemnifying Party will enter into an appropriate joint defense agreement (or other privilege-preserving agreement) in connection with obtaining access to such information.

6.5 Direct Claim Procedures. In the event an Indemnified Party brings a claim for indemnity against an Indemnifying Party that does not involve a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall give prompt notice in writing of such Direct Claim to the Indemnifying Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (excluding anything subject to attorney-client or similar privilege) with respect thereto and shall indicate the estimated amount, if reasonably known and quantifiable and assuming the truth of the facts asserted therein, of the Losses that have been or may be sustained by the Indemnified Party; provided, however, that (a) the notice with respect to a Direct Claim (a “Direct Claim Notice”) need only specify such information to the knowledge of such Indemnified Party as of the date of such notice and (b) shall be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Direct Claim Notice. The Indemnifying Party shall have sixty (60) days after its receipt of such notice to respond in writing to such Direct Claim Notice. During such 60-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s, the Company’s and its Subsidiaries’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. The Indemnifying Party may object to a claim for indemnification set forth in a Direct Claim Notice by delivering a notice to the Indemnified Party seeking indemnification within sixty (60) days of the delivery of the applicable Direct Claim Notice (the “Direct Claim Objection Deadline”), setting forth in reasonable detail the objections to the Direct Claim. If the Indemnifying Party notifies the applicable Indemnified Party that it objects by the Direct Claim Objection Deadline or fails to object by the Direct Claim Objection Deadline, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

6.6 Other Indemnification Provisions. Each Party hereby agrees that he, she or it will not make any claim for indemnification against any other Party by reason of the fact that he, she or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, Losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought against such Party (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

6.7 Limitations on Indemnification. Notwithstanding anything to the contrary in this Section 6 or elsewhere in this Agreement:

(a) In no event shall the Controlling Members be required to provide indemnification pursuant to Section 6.2(a)(i) unless and until the Seller Indemnified Parties shall have incurred aggregate Losses in excess of $100,000 (the “Basket”) resulting from otherwise indemnifiable matters set forth in Section 6.2(a)(i), after which the Controlling Members shall be required to provide indemnification for Losses from the first dollar.

(b) In no event shall Buyer be required to provide indemnification pursuant to Section 6.3(a)(i) unless and until the Buyer Indemnified Parties shall have incurred aggregate Losses in excess of the Basket resulting from otherwise indemnifiable matters set forth in Section 6.3(a)(i), after which Buyer shall be required to provide indemnification for Losses from the first dollar.

(c) The aggregate amount of all Losses for which the Controlling Members shall be liable pursuant to Section 6.2(a)(i) shall not exceed $800,000. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 6.3(a)(i) shall not exceed $800,000. The limitations set forth in this Section 6.7(c) shall not apply to Losses based upon, arising out of, or by reason of Section 6.2(a)(ii)-(v), Section 6.3(a)(ii), any inaccuracy in or breach of any Fundamental Representation or Fraud, which shall not exceed the Purchase Price.

6.8 Materiality Scrape. All materiality qualifications contained in the representations, warranties and covenants of the Company, Sellers and Buyer set forth in this Agreement (however phrased) shall be ignored and not given any effect under this Section 6 for purposes of determining the amount of Losses arising out of or relating to a breach of such representation and warranty or covenant and agreement for purposes of this Section 6.

6.9 Exclusive Remedy. Except for claims based on Fraud in connection with the Transactions and the other Transaction Documents, the indemnification rights of each Indemnified Party under this Section 6 are the Parties’ sole and exclusive remedies with respect to any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder, except for a Party’s rights to seek specific performance, injunctive relief or other equitable relief.

Section 7. Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

7.1 Tax Indemnification. The Controlling Members shall, jointly and severally, defend, reimburse, indemnify and hold harmless each Seller Indemnified Party against and in respect of any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnified Party based upon, arising out of or by reason of (i) all Taxes (or the non-payment thereof) of Target for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which Target (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iii) any and all Taxes of any person (other than Target) imposed on Target as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, except, in all the foregoing clauses (i) – (iii), to the extent such Taxes were included in Closing Working Capital, Indebtedness or Transaction Expenses (each as finally determined).

7.2 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of Target for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Target holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Target for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

7.3 Responsibility for Filing Tax Returns.

(a) Sellers shall prepare or cause to be prepared and timely file or cause to be timely filed all income Tax Returns for Target that are filed after the Closing Date for a Tax period that ends on or before the Closing Date (including, for the avoidance of doubt, the final IRS Form 1065 and analogous state and local Tax Returns). Sellers shall provide a draft of each such Tax Return (together with schedules, statements and, to the extent reasonably requested by Buyer, supporting documentation) to Buyer for Buyer’s review and comment at least thirty (30) days prior to the due date, including extensions, for the filing of such Tax Return, except that if such due date is less than ninety (90) days following the Closing Date, Sellers shall deliver such draft to Buyer as soon as reasonably practicable. Each such Tax Return shall be prepared in a manner consistent with past practice of Target, including its historic method of accounting and the timing of items of income or deduction, except as otherwise required by this Agreement or by applicable Law. Buyer shall notify Sellers in writing of any objection to any items in any such draft Tax Return within fifteen (15) days after receipt by Buyer of such draft Tax Return. Any such objection(s) shall be resolved in good faith and in a manner mutually agreeable to Buyer and Sellers. Buyer shall make available appropriate personnel and records to assist Sellers in preparing such Tax Returns. Buyer shall cause an officer of Target to sign these returns.

(b) Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for Target that are filed after the Closing Date for a Tax period that ends on or before the Closing Date or any Straddle Period (other than Tax Returns described in Section 7.3(a)). To the extent any such Tax Return may serve as the basis for a claim by Buyer or its Affiliates for reimbursement or indemnification hereunder (or reports Taxes that Seller is directly liable for under applicable Law), Buyer shall provide a draft of each such Tax Return (together with schedules, statements and, to the extent reasonably requested by Seller, supporting documentation) to Sellers for Sellers’ review and comment at least thirty (30) days prior to the due date, including extensions, for the filing of such Tax Return, except that if such due date is less than ninety (90) days following the Closing Date, Buyer shall deliver such draft to Sellers as soon as reasonably practicable. Sellers shall notify Buyer in writing of any objection to any items in any such draft Tax Return within fifteen (15) days after receipt by Sellers of such draft Tax Return. Any such objection(s) shall be resolved in good faith and in a manner mutually agreeable to Sellers and Buyer.

7.4 Cooperation on Tax Matters.

(a) Each Party shall promptly advise the other Party of the commencement of any Tax audit or proceeding that could involve the Target’s or the Sellers’ Tax liability for any period (or portion thereof) ending on or before the Closing Date. Sellers shall have the right (but not the obligation) to represent the Target’s interests in any such Tax audit or other Tax proceeding and to employ counsel of its choice, but reasonably satisfactory to Buyer, at Sellers’ expense, to the extent the audit or other proceeding pertains to Tax periods (or a portion thereof) ending on or before the Closing Date. In such event, Sellers shall consult with and keep Buyer informed regarding the status of such Tax audit or other proceeding.

(b) Buyer, Target, and Sellers shall cooperate to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Target or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(c) Buyer and Sellers further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

(d) Buyer and Sellers further agree, upon request, to use commercially reasonable efforts to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

7.5 Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving Target shall be terminated as of the Closing Date and, after the Closing Date, Target shall not be bound thereby or have any liability thereunder.

7.6 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions shall be paid one-half by Sellers and one-half by Buyer when due, and Buyer will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.7 Tax Refunds. Buyer will cause to be promptly paid to Sellers the amount of any refund of Taxes of Target for any Pre-Closing Tax Period (or portion thereof) received by Buyer, Target or any Affiliate of Target, but only to the extent such refund was not attributable to a carryback from, or event occurring during, a period ending after the Closing Date.

7.8 Certain Post-Closing Actions. Without the prior consent of the Seller Representative (not to be unreasonably withheld, conditioned or delayed), Buyer shall not enter into any voluntary disclosure agreement or take any other action outside the Ordinary Course of Business with respect to the matters described in Section 4.10 of the Disclosure Schedules if such action would reasonably be expected to cause any of the Sellers to be liable for additional Taxes (or Losses with respect thereto) under this Agreement or directly pursuant to applicable Law.

Section 8. Conditions Precedent to Closing.

8.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the Transactions are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Buyer in writing:

(a) Each representation and warranty of Sellers and Target contained in this Agreement shall, if specifically qualified by materiality or Material Adverse Effect, be true and correct in all respects and, if not so qualified, be true and correct in all material respects, in each case as of the date of this Agreement and on and as of the Closing Date, as though made on and as of such date (other than those representations and warranties made as of a specific date, which shall be true and correct or true and correct in all material respects, as the case may be, as of such date).

(b) Sellers shall have performed in all material respects all of their respective obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to obligations and agreements that are qualified by materiality, Sellers shall have performed such obligations and agreements, as so qualified, in all respects.

(c) Target shall have delivered to Buyer (i) a certificate, dated as of the Closing Date, signed by a duly authorized officer of Target, certifying as to the fulfillment of the conditions specified in Sections 8.1(a) and (b), (ii) a certificate of the secretary of Target, dated as of the Closing Date, certifying as to (A) the good standing of Target (with good standing certificates attached), (B) due authorization of this Agreement and the Transactions by Target (with resolutions attached), (C) true and correct attached copies of the organizational documents of Target, and (D) the names and signatures of all officers of Target having authority to execute and deliver the Transaction Documents to which Target is a Party.

(d) There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Authority, and there shall be no action, suit or proceeding pending or threatened, which: (i) makes or may make any Transaction Document or any of the Transactions illegal, or imposes or may impose material damages or penalties in connection therewith; or (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay the Transactions.

(e) Sellers shall have delivered to Buyer all of the items required to be delivered in accordance with this Agreement, including duly executed counterparts to all documents and deliveries set forth therein.

(f) Since the Effective Date, nothing shall have occurred, and Buyer shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect on the Transactions.

(g) Buyer shall have completed its due diligence of the results of the audit of Target’s 2020 annual financial statements, and the results of the audit shall be satisfactory to Buyer in Buyer’s sole discretion.

(h) Target shall have repaid or otherwise secured release of those certain tax liens identified on Exhibit F attached hereto (the “State Tax Liens”), and the documentation of such repayment or release shall be reasonably satisfactory to Buyer.

(i) All approvals and consents by any Governmental Authority required in connection with the consummation of the Transactions shall have been obtained and shall be in full force and effect; all filings with any Governmental Authority, as are required in connection with the consummation of such Transactions, shall have been made; and all waiting periods, if any, applicable to the consummation of such Transactions imposed by any Governmental Authority shall have expired.

(j) Sellers shall have obtained the Third-Party Consents.

(k) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the Transactions.

8.2 Conditions Precedent to the Obligations of Sellers. The obligations of Sellers to consummate the Transactions are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Seller Representative in writing:

(a) Each representation and warranty of Buyer contained in this Agreement shall, if specifically qualified by materiality or Material Adverse Effect, be true and correct in all respects and, if not so qualified, be true and correct in all material respects, in each case as of the date of this Agreement and on and as of the Closing Date, as though made on and as of such date (other than those representations and warranties made as of a specific date, which shall be true and correct or true and correct in all material respects, as the case may be, as of such date).

(b) Buyer shall have performed in all material respects all of its obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement shall to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to obligations and agreements that are qualified by materiality, Buyer shall have performed such obligations and agreements, as so qualified, in all respects.

(c) Buyer shall have delivered to Seller a certificate, dated the Closing Date, signed by a duly authorized officer of Buyer certifying as to (i) the fulfillment of the conditions specified in Sections 8.2(a) and (b), and (ii) the incumbency of each Person having authority to execute and deliver this Agreement and the Transaction Documents to which Buyer is party.

(d) There shall not have been any material statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Authority, and there shall be no action, suit or proceeding pending or threatened, which: (i) makes or may make any Transaction Document or any of the Transactions illegal, or imposes or may impose material damages or penalties in connection therewith; or (ii) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay the Transactions.

(e) Since the date hereof, nothing shall have occurred, and Sellers shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect on the consummation of the Transactions.

(f) Since the date hereof, there shall not have been any Material Adverse Effect on Buyer, or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

(g) Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the Transactions.

Section 9. Termination.

9.1 This Agreement may be terminated at any time prior to the Closing Date:

(a) By the written agreement of Buyer and the Seller Representative (on behalf of himself, the Company and the Sellers);

(b) By either Buyer or the Seller Representative (on behalf of himself, the Company and the Sellers), if the Closing shall not have occurred on or before March 28, 2022 (or such other date to which Buyer and the Seller Representative may agree in writing) (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party that has failed to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it (or the Company or the Sellers, for the Seller Representative) prior to the Closing if such failure to perform or comply is curable;

(c) By Buyer, if Buyer is not then in material breach of any provision of this Agreement, upon a material breach of any representation or warranty of the Company or the Sellers set forth in this Agreement, or upon a material breach of any covenant or agreement of the Sellers or the Company set forth in this Agreement; provided, however, that if such breach is curable by the Company or the Sellers prior to the End Date through the exercise of commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 9.1(c) prior to the End Date so long as the Company or the Sellers, as the case may be, continue to exercise commercially reasonable efforts to cure the breach (and then only if such breach has not been cured);

(d) By the Seller Representative (on behalf of itself and the Company and the Sellers), if the Company and the Sellers are not then in material breach of any provision of this Agreement, upon a material breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement; provided, however, that if such breach is curable by Buyer prior to the End Date through the exercise of commercially reasonable efforts, then the Seller Representative may not terminate this Agreement under this Section 9.1(d) prior to the End Date so long as Buyer continues to exercise commercially reasonable efforts to cure the breach (and then only if such breach has not been cured); or

(e) By Buyer or the Seller Representative, by written notice to the other, in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement and such Order shall have become final and non-appealable.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 9.1, this Agreement shall become void and have no effect, without any liability to any party, any Affiliates of such party or any of the officers, directors, shareholders, partners, members, managers, trustees, employees, agents, advisors, representatives of such party or its Affiliates in respect of this Agreement or the transactions contemplated hereby, except that:

(a) any such termination shall not affect the parties’ respective rights and obligations under Section 5.3, Section 5.12, Section 9 and Section 10; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

Section 10. Miscellaneous.

10.1 Expenses. Each Party shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel and other representatives) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Transactions.

10.2 Notices.

(a) All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise), or mailed (certified or registered mail with postage prepaid and return receipt requested, or overnight delivery service), or sent by electronic transmission, as follows:

Notice to Buyer:	Cinedigm Corp.
Attn.: General Counsel
2355 Westwood Blvd #779
Los Angeles, CA 90064
E-mail: gloffredo@cinedigm.com

With a Copy to:	Kelley Drye & Warren LLP
Attn: Jonathan Cooperman, Esq. and Carol Sherman, Esq.
3 World Trade Center
175 Greenwich Street
New York, NY 10007
E-mail: jcooperman@kelleydrye.com;
csherman@kelleydrye.com

Notice to Sellers:	David Chu, the Seller Representative
Asian Media Rights, LLC, d/b/a Digital Media Rights
264 W. 40th Street
15th Floor
New York, NY 10018
E-mail: davidchu@digitalmediarights.com

With a Copy to:	Jasso Lopez PLLC
Attn: Erik Lopez
950 E. State Hwy 114
Suite 160
Southlake, TX 76092
E-mail: erik@jassolopez.com

(b) Any such notice shall be deemed to have been given: (i) upon actual delivery, if delivered by hand; (ii) on the following Business Day, if delivered by same-day or overnight courier service; (iii) on the third (3rd) Business Day following the mailing of such notice by certified or registered mail; and (iv) upon sending such notice, if sent via electronic transmission with receipt confirmation.

10.3 Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits) constitutes the entire agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedules and/or Exhibits hereto (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in this Agreement shall control and govern.

10.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits, or obligations hereunder may be assigned by either Party (whether by operation of Law or otherwise) to a third party without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed, or conditioned; provided, that Buyer may assign or transfer this Agreement (and its rights and obligations under this Agreement), in whole or in part, without the consent of Seller to one or more of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by a Party and their respective successors and permitted assigns. Nothing herein, express or implied, is intended to or shall confer upon any other Person (except for the Seller Indemnified Parties and the Buyer Indemnified Parties) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.5 Amendment. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each Party hereto.

10.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Counterparts; Electronic Signatures. This Agreement may be executed in multiple counterparts, all of which taken together will be deemed one original. A counterpart of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.8 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the Transactions, all relationships among the Parties hereunder and all disputes and proceedings (in contract, tort or otherwise) arising out of or relating to any of the foregoing shall be governed by, and construed in accordance with, and enforced in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS MAY BE INSTITUTED IN THE UNITED STATES DISTRICT COURTS OF NEW YORK OR THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS (AND ALL APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN SECTION 10.2 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9 Joint Participation in Drafting this Agreement. The Parties acknowledge and confirm that each of their respective attorneys has participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for any Party and that each Party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each Party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting Party shall not be employed in the interpretation of this Agreement to favor any Party against another and that no Party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

10.10 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement as a whole will not be affected; and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such provision within the limits of applicable Law or applicable court decision.

10.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

10.12 Delays and Omissions; Waiver. No delay, failure or waiver by any Party to exercise any right or remedy under this Agreement, and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

10.13 Representation by Counsel. Each Party represents and warrants to the other Parties that it has consulted with, and has been represented by, the attorney(s) of its choosing with reference to this Agreement and the Transactions.

10.14 Disclosure Schedules. Notwithstanding anything to the contrary contained in this Agreement, any information disclosed in one section of the Disclosure Schedules shall be deemed to be disclosed in such other section(s) of the Disclosure Schedules to the extent that the disclosure is reasonably apparent from its face to be applicable to such other section(s) of the Disclosure Schedules. Any disclosures in the Disclosure Schedules that refer to a document are qualified in their entirety by reference to the text of such document, including all amendments, exhibits, schedules and other attachments thereto. Updates to all other Disclosure Schedules may be made only upon mutual agreement of the Parties. Any such update(s) as aforesaid shall be deemed incorporated into the Disclosure Schedules.

10.15 Seller Representative.

(a) By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints David Chu as the Seller Representative, and in such capacity, to be the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement and the Transaction Documents, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Seller, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Transaction Documents, including: (i) agree upon or compromise any matter related to the calculation of any adjustments to the Purchase Price under this Agreement; (ii) direct the distribution of the Purchase Price; (iii) act for Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of Sellers any indemnification claim made by or against Sellers, if any; (iv) act for Sellers with respect to all post-Closing matters; (v) terminate, amend or waive any provision of this Agreement; (vi) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in the Seller Representative’s sole discretion, deems necessary or advisable in the performance of his duties as the Seller Representative and to rely on their advice and counsel; (vii) incur and pay expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) receive all or any portion of the Purchase Price and to distribute the same; (ix) distribute the Seller Representative Reserve; (x) sign any releases or other documents with respect to any dispute or remedy arising under this Agreement or the Transaction Documents; and (xi) do or refrain from doing any further act or deed on behalf of Sellers which the Seller Representative deems necessary or appropriate, in his sole discretion after consultation with Michael Hong, relating to the subject matter of this Agreement as fully and completely as any Seller could do if personally present and acting. The Seller Representative hereby accepts his appointment and authorization as the Seller Representative under this Agreement.

(b) The appointment of the Seller Representative will be deemed coupled with an interest and will be irrevocable, and any other Person, including Buyer and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of Sellers hereunder or any Transaction Document to which they are a party. The Seller Representative will act for Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of Sellers, but the Seller Representative will not be responsible to Sellers for any loss or damage that any Seller may suffer by reason of the performance by the Seller Representative of such Seller Representative’s duties under this Agreement, other than loss or damage arising from fraud, gross negligence or willful misconduct in the performance of the Seller Representative’s duties under this Agreement. Sellers do hereby jointly and severally agree to indemnify and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement. The Seller Representative will not be entitled to any fee, commission or other compensation for the performance of his services hereunder, but will be entitled to the payment from Sellers on a pro rata basis of all expenses incurred as the Seller Representative, which payment may be recovered by the Seller Representative from the Seller Representative Reserve.

(c) If the Seller Representative shall die, become disabled, resign or otherwise be unable to fulfill his responsibilities as agent of Sellers, then Sellers shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter (but in any event within two (2) Business Days after such appointment), shall notify Buyer in writing of the identity of such successor; provided, that if for any reason no successor has been appointed within such ten (10) day period, then any Seller will have the right to petition a court of competent jurisdiction for appointment of a successor to the Seller Representative. Any such successor shall be appointed by the written consent of Sellers, and any successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

(d) All notices or other communications required to be made or delivered by Buyer to Sellers shall be made to the Seller Representative for the benefit of Sellers. All notices or other communications required to be made or delivered by Sellers shall be made by the Seller Representative.

10.16 Pre-Closing Communications and Privileges. From and after the Closing, (a) Sellers shall be the sole and exclusive holder of the attorney-client privilege and all other privileges with respect to the engagement of Jasso Lopez PLLC (“Seller Counsel”) by the Company (and/or its Affiliates) and any services rendered by Seller Counsel as part of that engagement, and none of Buyer, the Company or any of their subsidiaries or Affiliates shall be a holder of any such privilege; (b) the ownership of, title to, and all rights associated with any and all communications (including any attachments, draft documents or enclosures) made or sent between or among (i) Sellers, the Company and/or any of their Affiliates, and (ii) Seller Counsel, that concern, refer, discuss or relate to (A) this Agreement, (B) the transactions contemplated by this Agreement, or (C) any negotiations regarding or relating to this Agreement, shall solely and exclusively belong to Sellers (and none of Buyer, the Company or their respective Affiliates); (c) the ownership of, title to, and all rights associated with any and all pre-Closing communications (including any attachments, draft documents or enclosures) made or sent between or among employees of the Company (and/or its Affiliates), contractors of the Company (and/or its Affiliates), and/or Sellers that concern, refer, discuss, or relate to the Company (or its Affiliates) will belong exclusively to Sellers, except to the extent necessary to the post-Closing operations of the Company; and (d) Seller Counsel shall have no duty whatsoever to reveal or disclose any attorney-client communications with Sellers, the Company, and/or any of their Affiliates to Buyer, the Company, or any of their Affiliates, whether by reason of any attorney-client relationship between Seller Counsel and the Company or any of its Affiliates or otherwise. This Section 10.16 is irrevocable, and no term of this section may be amended, waived, or modified without the prior written consent of Sellers.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER:

CINEDIGM CORP.

By:	/s/ Gary S. Loffredo
Name:	Gary S. Loffredo
Title:	Chief Operating Officer, General Counsel and Secretary

SELLERS:

/s/ David Chu
David Chu

/s/ Augustine Hong
Augustine Hong

/s/ Helen Hong
Helen Hong

/s/ Michael Hong
Michael Hong

/s/ Justin Lee
Justin Lee

/s/ Steven Park
Steven Park

/s/ Kingsoon Ong
Kingsoon Ong

SELLER REPRESENTATIVE:

/s/ David Chu
David Chu, as Seller Representative

Annex A

Pro Rata Percentages

Annex B

Non-Accredited Investors

Exhibit A
Example Calculation of Closing Working Capital

Exhibit B

Agreements for Acquisition of Assets of Digital Orchard, LLC and Trinity Releasing, LLC

Exhibit C

Form of Employment Agreement

Exhibit D

Form of Employment Offer Letter

Exhibit E

Form of Consulting Agreement

Exhibit F

Tax Liens

Exhibit G

Outstanding Payables